Exhibit k(4)

PURCHASE AGREEMENT

BY AND BETWEEN

STELLUS CAPITAL INVESTMENT CORPORATION,

D. E. SHAW DIRECT CAPITAL PORTFOLIOS, L.L.C.

AND

DC FUNDING SPV, L.L.C.

DATED OCTOBER 22, 2012

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 22, 2012, is made by and between Stellus Capital Investment Corporation, a Maryland corporation (“Buyer”), D.E. Shaw Direct Capital Portfolios, L.L.C., a Delaware limited liability company, and DC Funding SPV, L.L.C., a Delaware limited liability company (each, a “Seller,” and collectively, the “Sellers”). Buyer and Sellers may be referred to individually herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Sellers are currently the owner of the Purchased Assets (as defined below);

WHEREAS, Sellers desire to sell the Purchased Assets and assign the Assumed Obligations (as defined below) to Buyer, and Buyer desires to purchase the Purchased Assets and to assume the Assumed Obligations from Sellers, all on the terms and subject to the conditions set forth herein;

WHEREAS, shortly following the Closing (as defined herein), it is contemplated that Buyer will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended, and will price and close an initial public offering (the “Buyer IPO”) of its common stock, par value $0.001 per share (the “Buyer Common Stock”);

WHEREAS, the Parties intend that the purchase and sale transaction contemplated by this Agreement constitute a true and absolute sale transaction without recourse, except as expressly provided in this Agreement (including without limitation in Article 10);

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE 1

DEFINITIONS; MATTERS OF CONSTRUCTION

1.1           Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and the plural forms.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment and Assumption Agreements” means (i) with respect to any Purchased Loan that does not include a specific form of assignment and assumption agreement or similar document within the Loan Documents governing such Purchased Loan, the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto (or such other form as may be agreed to by the parties thereto) and (ii) with respect to any Purchased Loan that includes a specific form of assignment and assumption agreement or similar document within the Loan Documents governing such Purchased Loan, such specific form of assignment and assumption agreement or similar document, in each case pursuant to which Sellers shall sell, transfer, assign, convey and deliver the Purchased Assets to Buyer and Buyer shall assume and agree to pay, perform or otherwise discharge the Assumed Obligations.

“Assumed Obligations” has the meaning specified in Section 2.2.

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Loan Documents.

“Bridge Facility” means that certain Senior Secured Term Credit Agreement to be entered into between Buyer and the Lender as of the Closing Date.

“Business Day” means any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Common Stock” has the meaning specified in the recitals to this Agreement.

“Buyer Confidential Information” has the meaning specified in Section 12.1(b).

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Sections 6.1, 6.2 and 6.7.

“Buyer Indemnified Parties” has the meaning specified in Section 10.1(a).

“Buyer IPO” has the meaning specified in the recitals to this Agreement.

“Buyer IPO Per-Share Price” means the price per share at which shares of Buyer Common Stock are sold to investors in the Buyer IPO.

“Call Premia” has the meaning specified in Section 3.3.

“Cash Consideration” has the meaning specified in Section 3.1.

“Cash Escrow Agreement” has the meaning specified in Section 2.5.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Consent” means, with respect to any Purchased Loan or related Loan Document, any consent of the Borrower and/or the administrative agent or other party required to sell, assign, transfer, convey or deliver such Purchased Loan or related Loan Document.

“Court Order” means any judgment, order, decision, award, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state or local court, tribunal or Governmental Body and any award in any arbitration proceeding.

“Covered Person” has the meaning specified in Section 7.6(e).

“Cut-off Time” means 5:00 p.m. (New York, New York time) on the day immediately prior to the Closing Date.

“Eligible Institution” means an entity that qualifies as an “Eligible Institution”, “Approved Fund,” “Qualified Transferee”, “Permitted Lender”, “Eligible Assignee”, “Qualified Institutional Lender” or similarly defined entity under the applicable definition under the Loan Documents relating to the Purchased Loans to be acquired by such entity.

“Effective Time” has the meaning specified in Section 4.1.

“Encumbrance” means any lien, security interest, mortgage, pledge, conditional sale or other title retention agreement, adverse claim, or other encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Obligations” has the meaning specified in Section 2.3.

“FINRA” has the meaning specified in Section 7.6(b).

“Governmental Approval” means the approval, consent, order, authorization of, declaration, filing, or registration with, any Governmental Body.

“Governmental Body” means any foreign, federal, state or local government, court, department, commission, board, bureau, agency or other governmental authority or administrative or regulatory body, any applicable securities or commodities exchange and any other self-regulatory body.

“Governmental Permits” has the meaning specified in Section 5.6.

“Guarantor” means Persons who, under the Loan Documents or otherwise, have given guaranties, sureties, indemnities or made other agreements or undertakings in connection with the Purchased Loans or pledged, mortgaged or granted security interests in property to secure payment of the Purchased Loans.

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“Indemnitee” has the meaning specified in Section 7.6(g).

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“Lender” means Sun Trust Bank.

“Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Loan Documents.

“Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting Sellers’ ownership and economic rights with respect to the Purchased Loans which are executed and delivered to or otherwise obtained by Sellers, or in which Sellers have an interest, in connection with the Purchased Loans in effect as of the Cut-off Time.

“Loan Escrow Agreement” has the meaning specified in Section 2.5.

“Loan Files” means credit and transaction files of Sellers relating to the Purchased Loans, including Loan Documents, Third Party Reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and other documents of Sellers that relate to the Purchased Loans, in each case either (i) in the possession of Buyer as of the Closing Date, or (ii) in the possession of Sellers, reasonably necessary for Buyer’s ownership and servicing of the Purchased Assets, and requested by Buyer in writing.

“Loan Purchase Price” means, with respect to a specific Purchased Loan, the amount set forth under the heading “Purchase Price (before accrued interest)” with respect to such Purchased Loan on the Loan Schedule, subject to adjustment as set forth in Section 3.2.

“Loan Schedule” means the schedule attached hereto as Exhibit A, which identifies, among other things, (i) each Purchased Loan to be purchased by Buyer on the Closing Date, (ii) the name of the Borrower of each Purchased Loan, (iii) the interest rate on each Purchased Loan, (iv) the maturity date of each Purchased Loan, (v) the outstanding unpaid principal amount of each Purchased Loan, (vi) the Loan Purchase Price for each Purchased Loan, and (vii) the amount of accrued interest (through the Closing Date) for each Purchased Loan.

“Losses” means all losses, damages, liabilities, diminution of value, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses incurred by a Person; provided, however, Losses shall not include punitive, consequential, exemplary or special damages or opportunity costs.

“Manager” means Stellus Capital Management, LLC.

“Master Loan Document Schedule” means that certain electronic file (or collection of files) denoted the “Master Loan Document Schedule” provided by Sellers to Buyer on or prior to the date hereof, which file identifies Loan Documents relating to the Purchased Loans, together with the additional Loan Documents listed on Schedule 1.1.

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“Notes” means the original executed promissory notes issued to the order of the relevant Seller, or copies of a “master” note if no such note was issued to a Seller or an allonge endorsing a note in favor of a Seller, evidencing indebtedness owing to the relevant Seller under a Purchased Loan (unless and except to the extent that only copies of such promissory notes are in the relevant Seller’s possession or control).

“Outside Date” has the meaning specified in Section 2.5.

“Parties” has the meaning specified in the preamble to this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, business trust, joint venture, association or other entity or Governmental Body.

“Private Placement Per-Share Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Price” means the sum of the Loan Purchase Prices for the Purchased Loans.

“Purchased Loans” means the loans identified on the Loan Schedule.

“Qualifying Buyer IPO” means a Buyer IPO that results in gross cash proceeds to the Buyer of not less than $120,000,000.

“Registrable Securities” has the meaning specified in Section 7.6(a).

“Repurchase Assignments” has the meaning specified in Section 2.5(b).

“Repurchase Price” has the meaning specified in Section 2.5.

“Requirements of Law” means any federal, state or local law, statute, regulation, rule, code, ordinance or Court Order enacted, adopted, issued or promulgated by any Governmental Body, including laws pertaining to usury and other laws applicable to banking institutions and banking activities, in each case together with the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning specified in the preamble to this Agreement.

“Seller Confidential Information” has the meaning specified in Section 12.1(a).

“Seller Fundamental Representations” means the representations and warranties of Sellers contained in Sections 5.1, 5.2, 5.4(b), 5.7 and 5.9.

“Seller Indemnified Parties” has the meaning specified in Section 10.2(a).

“Stock Consideration” has the meaning specified in Section 3.1.

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“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Reports” means all reports, appraisals and other written materials prepared by third parties for Sellers with respect to the Purchased Loans, including all real estate appraisals, equipment appraisals and environmental reports that relate to the Purchased Loans.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Loan Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“Unanticipated Contingency” has the meaning specified in Section 2.5.

1.2           Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun shall be deemed to cover all genders. All references: to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof; to any person or entity shall mean and include the successors and permitted assigns of such person or entity; “to,” “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time on the day in question in New York, New York, unless otherwise expressly provided in this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1           Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and assume from Sellers, all of Sellers’ right, title and interest in, to and under the following, wherever located:

(a)	each Purchased Loan including, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the relevant Seller under the Loan Documents against any Person, whether known or unknown, arising under or in connection with the Loan Documents or in any way based on or related to any of the foregoing;

(b)	the Loan Documents relating to such Purchased Loan; and

(c)	the Loan Files relating to such Purchased Loan.

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The assets referred to in this Section 2.1 are collectively referred to as the “Purchased Assets.”

2.2           Assumed Obligations. On the Closing Date, Buyer and Sellers shall execute and deliver the Assignment and Assumption Agreements with respect to the Purchased Assets, pursuant to which Buyer shall assume all obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under the Loan Documents to the extent, and only to the extent, that such obligations arise out of or relate to facts, events or circumstances arising or occurring on or after the Effective Time (collectively, the “Assumed Obligations”).

2.3           Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not, as a result of the transactions contemplated by this Agreement, assume or become liable for any obligations of Sellers other than the Assumed Obligations (collectively, the “Excluded Obligations”).

2.4           True Sale. The Parties expressly intend that the purchase and sale transaction contemplated by this Agreement shall constitute an absolute conveyance of the Purchased Assets to Buyer without recourse, except as expressly provided in this Agreement (including without limitation in Article 10). In furtherance of the foregoing, at Closing each Seller shall update its books and records to reflect the fact that the Purchased Assets have been sold and that such Seller no longer retains any ownership interest therein.

2.5           Contingent Repurchase/Resale Obligations.

(a)           The Parties hereby agree that if the Qualifying Buyer IPO does not (i) price on or prior to 3:00 p.m. (Eastern Standard Time) on November 5, 2012 or (ii) close on or prior to 3:00 p.m. (Eastern Standard Time) on the seventh (7th) day following the Closing Date (the “Outside Date” ) and provide net proceeds to Buyer sufficient (together with any funds available from the revolving credit agreement to be executed by Buyer and SunTrust Bank (the “Lender”) in connection with Buyer IPO) to repay in full all amounts owing by Buyer under that certain Senior Secured Term Credit Agreement to be entered into between Buyer and the Lender as of the Closing Date (the “Bridge Facility” and the occurrence of either of the events referred to in the foregoing (i) and (ii), an “Unanticipated Contingency”), then immediately following an Unanticipated Contingency, Buyer shall resell, retransfer, reassign, re-convey and redeliver to Sellers, and Sellers shall repurchase and reassume from Buyer, all of Buyer’s right, title and interest in, to and under the Purchased Assets and Assumed Obligations originally conveyed from Sellers to Buyer on the Closing Date, with each Seller reacquiring the Purchased Assets and Assumed Obligations originally transferred to Buyer by such Seller. The repurchase price to be paid by Sellers to Buyer for the Purchased Assets and the Assumed Obligations shall be the Purchase Price paid by Buyer to Sellers on the Closing Date (the “Repurchase Price”), in the same form as Buyer paid on the Closing Date (i.e., repayment of the Cash Consideration in cash and a redemption/return of the Stock Consideration).

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(b)          In order to facilitate and effectuate any such repurchase/resale (if required as set forth above), (i) Sellers agree to pledge to Buyer and deposit (or have Buyer direct the Lender to so deposit on its behalf from the proceeds borrowed by Buyer under the Bridge Facility) the Cash Consideration to be paid by Buyer under Section 4.2(a) into an escrow account at SunTrust Bank pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date, among the Parties hereto, the Lender and SunTrust Bank (the “Cash Escrow Agreement”) and (ii) Buyer agrees, on or before the Closing Date, to execute assignment and assumption agreements in favor of Sellers with respect to the Purchase Assets and Assumed Obligations (the “Repurchase Assignments”) and place such Repurchase Assignments in escrow pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date, among the Parties hereto, the Lender and the escrow agent (the “Loan Escrow Agreement”). For the avoidance of doubt, the repurchase/resale obligations under this Section 2.5, and the Repurchase Assignments, shall become null and void immediately upon the delivery of written notice to Buyer from Lender that Lender has received sufficient funds to repay the Bridge Facility and release of the Cash Consideration to Sellers pursuant to the terms of the Cash Escrow Agreement.

(c)          In satisfaction by all Parties of the repurchase/resale obligations set forth in this Section 2.5 (i) the Cash Escrow Agreement shall provide for the release, at the direction of Lender, of the Cash Consideration on deposit thereunder to the Lender upon the occurrence of an Unanticipated Contingency, (ii) the Loan Escrow Agreement shall provide for the release, at the direction of Sellers, of the Repurchase Assignments to Sellers upon the occurrence of an Unanticipated Contingency, and the Sellers acknowledge and agree that they automatically release all right, title and interest in the Cash Consideration held under the Cash Escrow Agreement upon the occurrence of an Unanticipated Contingency (such Cash Consideration immediately becoming the property of the Lender at such time (in payment by the Buyer of its obligations under the Bridge Facility)), (iii) any pledge or security agreement that Buyer enters into to secure the Bridge Facility will provide for the automatic release of the Purchased Assets from the security interest created thereby upon the occurrence of the Unanticipated Contingency, and (iv) the Stock Consideration shall be automatically redeemed by Buyer and cancelled upon an Unanticipated Contingency, and Sellers expressly consent to Buyer instructing its transfer agent to so reflect the redemption and cancellation of the Stock Consideration upon the occurrence of an Unanticipated Contingency. The Parties agree that the repurchase/resale contemplated by this Section 2.5 shall occur automatically following the occurrence of an Unanticipated Contingency and no further assignments or documentation shall be required to be executed by the Parties to effectuate the repurchase/resale described above, although each Party shall take such steps as may be reasonably requested by another Party to fulfill the intent of this Section.

(d)          The resale of the Purchased Assets and Assumed Obligations by Buyer to Sellers under this Section shall be without any representation or warranty by Buyer other than the representation and warranties that (i) the Purchased Assets and Assumed Obligations have been sold by Buyer free and clear of any Encumbrance created by Buyer, and (ii) except for the grant of a security interest to the Lender under the Bridge Facility upon the terms required by Section 2.5(c)(iii), Buyer has taken no action since the Closing Date with respect to the Purchased Assets that would have a material adverse effect on the Purchased Assets (including, without limitation, any of the actions described in clauses (a), (b) or (c) of Section 7.1). To secure their obligation to repurchase the Purchased Assets and Assumed Obligations pursuant to this Section, Sellers hereby grant Buyer a security interest in all right, title and interest of Sellers in the Cash Consideration paid by Buyer to Sellers on the Closing Date hereunder and deposited into the Escrow Account pursuant to the Cash Escrow Agreement. Sellers acknowledge and agree that Buyer shall collaterally assign such security interest to the Lender under a separate security agreement, and, as such, the Lender shall be entitled to exercise all rights of Buyer under this Section.

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ARTICLE 3

PURCHASE PRICE; INTEREST AND FEES

3.1           Purchase Price.

(a)          The aggregate consideration for the Purchased Assets shall be an amount in cash and Buyer Common Stock equal to the Purchase Price plus the assumption by Buyer of the Assumed Obligations with respect to such Purchased Loans plus the Call Premia as provided in Section 3.3, which aggregate consideration the Sellers and Buyer independently have determined to be the fair value of the Purchased Assets. The Purchase Price will be payable 85% in cash (the “Cash Consideration”) and 15% in Buyer Common Stock (the “Stock Consideration”), valued at a per-share price equal to the per-share price at which shares of Buyer Common Stock are expected to be sold to investors in the Buyer IPO, as determined by the lead underwriter in the Buyer IPO and communicated to the Parties prior to Closing (the “Private Placement Per-Share Price”). The Stock Consideration will be issued to Sellers in book entry form. The Purchase Price shall be further adjusted in accordance with Section 3.2.

(b)          In the event that, between the date hereof and the Cut-off Time, either Seller receives a principal payment with respect to a Purchased Loan that is not already reflected in the applicable Loan Purchase Price set forth in the then-current Loan Schedule,, Sellers shall, no later than the Cut-off Time, prepare and deliver to Buyer an updated Loan Schedule reflecting the updated Loan Purchase Price for each Purchased Loan as of the Cut-off Time, as contemplated by the first sentence of Section 3.2.

3.2           Principal Repayments; Interest and Fees. The Loan Purchase Price with respect to a particular Purchased Loan shall be reduced by the amount, if any, of the principal payments received by the relevant Seller between the date hereof and the Cut-off Time. In addition, the Purchase Price shall be increased by the amount of all accrued but unpaid interest payable in cash (but not in kind) and all accrued but unpaid normally recurring fees, in each case as of the Cut-off Time, with respect to each Purchased Loan being sold by the relevant Seller on the Closing Date.

3.3           Additional Payments. In addition to the Purchase Price, Buyer shall pay to the applicable Seller, in cash, all prepayment premiums or similar prepayment penalties or fees (collectively, “Call Premia”) received by Buyer following the Closing Date in connection with any full or partial payment of principal by a Borrower with respect to a Purchased Loan. Each such payment shall be due no later than five (5) Business Days following receipt by Buyer of the applicable Call Premia and shall be payable in accordance with Section 4.2(a) or as otherwise agreed in writing by the Parties.

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ARTICLE 4

CLOSING

4.1           Closing Date. The closing of the purchase and sale of Purchased Assets and the assumption of Assumed Obligations (the “Closing”) shall, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article 8 and Article 9 (other than those that can only be satisfied at the Closing), take place at 10:00 a.m. (local time) on the Business Day on which the pricing of Buyer IPO shall occur, or at such other time and place as Sellers and Buyer may agree (the “Closing Date”). At the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets relating to the Purchased Loans. The Closing shall be effective as of 10:00 a.m. on the Closing Date (the “Effective Time”).

4.2           Buyer’s Deliveries. On the Closing Date, Buyer shall:

(a)          subject to Section 2.5, pay to Sellers the Cash Consideration by wire transfer of immediately available funds to such account(s) as Sellers shall designate in writing to Buyer at least two (2) Business Days prior to the Closing Date;

(b)          issue the Stock Consideration in book entry form to Sellers according to their pro rata right to receive the Purchase Price;

(c)          deliver to Sellers a counterpart of each relevant Assignment and Assumption Agreement, duly executed on behalf of Buyer; and

(d)          deliver to Sellers a certificate signed by a duly authorized officer of Buyer certifying to the satisfaction of the conditions to Closing set forth in Sections 9.1 through 9.3.

4.3           Sellers’ Deliveries. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or its designee (including, with respect to the Notes, Buyer’s custodian or another third party) all of the following:

(a)          a counterpart of each Assignment and Assumption Agreement with respect to the sale and assignment of the relevant Purchased Loans to be settled at the Closing, duly executed on behalf of the relevant Seller and each Person for which a Consent is required for such Purchased Loans (unless a separate Consent has been delivered);

(b)          the Notes with respect to such Purchased Loans to be sold to Buyer at the Closing (to the extent in the possession of Seller);

(c)          any Loan Files in the possession of Sellers that are (i) reasonably necessary for Buyer’s ownership and servicing of the Purchased Assets, and (ii) expressly requested by Buyer in writing; and

(d)          a certificate signed by a duly authorized officer of each Seller certifying to the satisfaction of the conditions to Closing set forth in Sections 8.1 through 8.3.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer, with respect to itself and the Purchased Assets to be sold, and the consideration to be received, by such Seller, as follows:

5.1           Organization. Seller is duly organized, validly existing and in good standing with full power and authority to own the Purchased Assets and to consummate the transactions contemplated hereby.

5.2           Authority. Seller has full power and authority to execute, deliver and perform this Agreement and the Assignment and Assumption Agreements to which it will be a party. All corporate action required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements has been taken. This Agreement has been duly authorized, executed and delivered by such Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Assignment and Assumption Agreements have been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Consents. None of the execution and delivery of this Agreement or the Assignment and Assumption Agreements, the consummation of any of the transactions contemplated hereby or thereby, or compliance by Seller with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)          Conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require any consent or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (i) Seller’s organizational documents, (ii) any Loan Document identified in the Master Loan Document List, or any other material agreement or material instrument (other than a Loan Document) to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation, (iii) any Court Order to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation or (iv) any Requirements of Law applicable to Seller, except to the extent such breach or default does not materially and adversely affect the Purchased Assets or the Assumed Obligations.

(b)          Except as set forth in Schedule 5.3, require the approval, consent, authorization or act of, or the making or giving by any Seller of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Seller of this Agreement or the Assignment and Assumption Agreements or the consummation of any of the transactions contemplated hereby or thereby.

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(c)          Require any Governmental Approval.

5.4           Purchased Loans and Loan Documents.

(a)          To Sellers’ knowledge, the Loan Documents listed in the Master Loan Document Schedule constitute all Loan Documents relating to the Purchased Loans to which Seller is a party. The Loan Documents listed in the Master Loan Document Schedule constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach or default in any material respect of its obligations under any of such Loan Documents listed in the Master Loan Document Schedule.

(b)          The Loan Schedule is accurate in all material respects as of the date thereof and will be accurate in all material respects as of the Cut-off Time.

5.5           Other Matters Relating to the Purchased Loans. To Seller’s knowledge (without the obligation for further inquiry), there are no actions pending in which one of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing.

5.6           Governmental Permits. Seller owns, holds or possesses those licenses, franchises, permits and other authorizations from Governmental Bodies (the “Governmental Permits”) which were necessary for Seller to originate (where applicable), and are necessary for Seller to own, the Purchased Assets and to carry on and conduct its business relating thereto substantially as currently conducted, except where the failure by Seller to own, hold or possess any such license, franchise, permit or other authorization would not be reasonably likely to have a material adverse effect on its Purchased Assets.

5.7           Title to Purchased Assets. Seller has and, as of the Closing, will transfer to Buyer, good title to all of the Purchased Assets, free and clear of any Encumbrances.

5.8           Compliance; Litigation Relating to the Purchased Assets.

(a)          Seller has complied in all material respects with all Requirements of Law applicable to the Purchased Assets and the Assumed Obligations.

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(b)          There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller by any Borrower, Guarantor or third Person in respect of the Purchased Assets or the Assumed Obligations and there are no actions, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to any of the Purchased Assets or the Assumed Obligations.

(c)          There are no actions, suits or proceedings pending or threatened in writing against either Seller which question the legality or propriety of the transactions contemplated by this Agreement.

5.9           No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Seller or any of its Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the transactions contemplated by this Agreement, except for any such fee or commission that will be paid by Seller.

5.10         Securities Law Matters. Each Seller is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and is acquiring Buyer Common Stock for its own account and for investment purposes and not with a view to distribution thereof (other than any assignment to an Affiliate of a Seller’s right to receive the Stock Consideration pursuant to Section 12.5) or with any present intention of offering or selling Buyer Common Stock in violation of the Securities Act. Sellers have received information determined by them to be necessary in order to make an informed investment decision regarding the investment in Buyer Common Stock. Sellers acknowledge that Buyer Common Stock has not been registered under the Securities Act or under the securities laws of various states, and, therefore, cannot be sold unless it is subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available. Further, Sellers understand that the transfer agent records will reflect the foregoing restrictions and, so long as such restrictions are in effect, a stop-transfer order may be placed against transfer of such shares. Unless otherwise required by applicable law, such restrictions shall be removed (a) upon the sale of such shares pursuant to an effective registration statement under the Securities Act, (b) in connection with any other sale, assignment or transfer transaction, if Seller provides Buyer with an opinion of counsel, in form, substance, and scope, and from such counsel, as may be reasonably acceptable to Buyer, to the effect that the sale, assignment or other transfer of Buyer Common Stock may be made without registration under the Securities Act, or (c) if Seller provides Buyer with notice that the shares of Buyer Common Stock are being sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto). Sellers agree to sell the shares of Buyer Common Stock only in compliance with all applicable securities laws.

5.11         Limitations. Notwithstanding anything to the contrary in this Article 5, Seller makes no representations or warranties regarding: (a) the creditworthiness, solvency or financial ability of any Borrower or Guarantor or any other obligor, including any pledgor, any letter of credit issuer or insurer to pay or to perform any of its liabilities or obligations with respect to the Purchased Assets, or (b) any Borrower or Guarantor paying or performing pursuant to the terms of a Purchased Loan.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers as follows:

6.1           Organization of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to consummate the transactions contemplated hereby.

6.2           Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and the Assignment and Assumption Agreements. All corporate or other legal action required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements has been taken. This Agreement has been duly authorized, executed and delivered by Buyer in accordance with its terms, and the Assignment and Assumption Agreements have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

6.3           Consents. Neither the execution and delivery of this Agreement or the Assignment and Assumption Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)          Conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i)  the organizational documents of Buyer, (ii) any material agreement or material instrument to which Buyer is a party or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which Buyer is bound or (iv) any Requirements of Law applicable to Buyer, in the case of clauses (ii) and (iv), to the extent such breach or default affects Buyer’s ability to acquire the Purchased Assets or perform the Assumed Obligations.

(b)          Except as expressly set forth on Schedule 6.3, require the approval, consent, authorization or act of, or the making or giving by Buyer of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Buyer of this Agreement or the Assignment and Assumption Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(c)          Require any Governmental Approval.

6.4           Governmental Permits. Buyer owns, holds or possesses all licenses, franchises, permits and other authorizations from a Governmental Body which are necessary to entitle it to execute and perform this Agreement and to acquire the Purchased Assets and to perform the Assumed Obligations.

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6.5           No Violation, Litigation or Regulatory Action. There is no action, suit or proceeding pending against Buyer and Buyer has no knowledge of any threatened action, suit or proceeding against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement.

6.6           Ability to Perform; Availability of Funds. Buyer will have, at the Closing, sufficient funds to pay the Purchase Price due at the Closing and the ability to perform the Assumed Obligations and carry out the transactions contemplated by this Agreement.

6.7           No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Buyer or any of its Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the transactions contemplated by this Agreement, except for any such fee or commission that will be paid by Buyer.

6.8           Status of Buyer. Buyer (i) is (or at Closing will be) a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, or a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, (ii) is an Eligible Institution, (iii) is able to bear the economic risk associated with the purchase of the Purchased Loans and the assumption of the obligations thereunder, (iv) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement, and (v) has independently and without reliance upon the Sellers, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Sellers’ express representations, warranties, covenants, agreements and indemnities in this Agreement. Without characterizing the Purchased Assets as a “security” within the meaning of the Securities Act or any other securities laws, Buyer is not purchasing the Purchased Assets with a view towards sale or distribution thereof in violation of the Securities Act.

6.9           Ownership of Buyer. As of the time immediately preceding the Closing, the percentage of the equity of the Buyer owned or otherwise controlled by the Manager or its Affiliates (including any employees of the Manager or their immediate family members) shall be less than twenty-five percent (25.0%).

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ARTICLE 7

ADDITIONAL AGREEMENTS

7.1           Seller Covenants. During the period from the date hereof to the Closing Date, each Seller will conduct its activities with respect to the Purchased Loans to be sold to Buyer on the Closing Date in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Closing Date and the date of termination of this Agreement, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), Sellers shall not enter into or otherwise effectuate or permit:

(a)          a modification, amendment or waiver of, or agreement to forbear the enforcement of, any of the terms, covenants or conditions of the Notes or any of the other Loan Documents relating to such Purchased Loans;

(b)          the subordination or release of any security or Loan Collateral for such Purchased Loans (other than releases required under the applicable Loan Documents or the ordinary course release of funds from escrow or reserve accounts required by the applicable Loan Documents); or

(c)          the sale or transfer of such Purchased Loan to any third party.

7.2           Access to Information Prior to the Closing; Confidentiality.

(a)          During the period from the date of this Agreement through the earlier of the date on which all Purchased Loans are sold to Buyer and the termination of this Agreement, Sellers shall promptly deliver to Buyer copies of all notices, correspondence, financial statements and other documents (including without limitation any notices of default or reservation of rights letters) received by Sellers (and not also received by Buyer or Manager) in respect of such Purchased Loan and the related Purchased Assets.

(b)          Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall constitute Seller Confidential Information and be treated in accordance with Section 12.1(a).

7.3           Notices; Post-Closing Remittances; Correspondence; Further Assurances.

(a)          Promptly following closing of the Buyer IPO, Sellers shall give notice to all Borrowers, Guarantors and other necessary parties, in form and substance reasonably acceptable to Buyer, notifying them of the sale of the relevant Loans to Buyer and shall provide them with information regarding the account(s) to which all Loan and other payments under the Loan Documents shall be made following the Closing Date. Buyer agrees to cooperate with Sellers in all respects in connection with the foregoing and shall promptly provide Sellers with such information as it may require in connection with providing such notices.

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(b)          Amounts which are paid in respect of the Purchased Assets and are received by a Seller following the Closing in respect of Purchased Loans sold to Buyer at the Closing, shall be received by such Seller as agent, in trust for and on behalf of Buyer and such Seller shall pay promptly all of such amounts over to Buyer and shall provide Buyer information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto. All amounts in respect of assets of Sellers not transferred to Buyer that are received by Buyer following the Closing shall be received by Buyer as agent, in trust for and on behalf of the relevant Seller, and Buyer shall promptly pay all of such amounts over to the relevant Seller and shall provide to the relevant Seller information relating thereto, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.

(c)          Following the Closing, to the extent that either Seller receives (and Buyer or Manager does not also receive) any mail (including electronic mail) or other correspondence or materials relating to Purchased Assets sold to Buyer at the Closing or the Assumed Obligations relating thereto (other than any internal mail, correspondence, or materials generated by Seller itself), such Seller shall promptly forward such mail, correspondence, or other materials to Buyer.

(d)          Sellers shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby. Any other assignments, in particular any additional assignments of any lien instruments, any transfer documents, instruments of further assurance, approvals and consents as may be desired by Buyer to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby shall be prepared by Buyer, at Buyer’s expense, and submitted to the relevant Seller for execution, if necessary, within one year after the Closing Date. Buyer shall be responsible for the preparation and filing of, and any costs associated with the preparation of such additional assignments and for any costs or filing fees associated with the recording of such additional assignments. In addition, without in any way limiting the foregoing, and without in any way adversely affecting Buyer’s right to indemnification under Article XI, from and after the Closing Sellers shall, at the request of Buyer, cooperate with Buyer and take such steps as may be necessary to cure any deficiencies in the Loan Documents.

7.4           Taxes.

(a)          Sellers shall be liable for and shall pay all of its Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations related thereto, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, irrespective of when such Taxes are filed or paid. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations, in each case attributable to periods (or portions thereof) beginning after the Closing Date, irrespective of when such Taxes are filed or paid.

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(b)          Sellers shall pay all income, gains or similar Tax imposed on it relating to the transactions contemplated by this Agreement.

(c)          Each party shall provide reimbursement for any Tax which is the responsibility of such party in accordance with the terms of this Section 7.4 and which is paid by any other party. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of the other parties, although failure to do so will not relieve the other party from its liability hereunder.

(d)          Nothing herein shall be construed as obligating Sellers or Buyer in any way to pay Taxes which are the liability of a Borrower or which shall be due with respect to any Loan Collateral.

7.5           Buyer IPO. Buyer shall not, without Sellers’ written consent, price and close Buyer IPO unless (i) Buyer IPO is a Qualifying Buyer IPO and (ii) the Buyer IPO Per-Share Price equals or exceeds the Private Placement Per-Share Price. In addition, Buyer’s contemplated private placement of shares of Buyer Common Stock to be completed shortly prior to the Buyer IPO shall be completed at a per-share price which equals or exceeds the Private Placement Per-Share Price.

7.6           Registration Rights

(a)          At the request of Sellers at any time following the expiration of the lock-up period in connection with Buyer IPO, Buyer shall use its commercially reasonable efforts to promptly file a shelf registration statement on Form N-2 pursuant to Rule 415 under the Securities Act (or such other form under the Securities Act then available to Buyer providing for the resale pursuant to Rule 415 from time to time by Sellers) of such number of shares of the Stock Consideration which shall not have been previously sold by Sellers to the public pursuant to a registration statement or are eligible to be sold pursuant to Rule 144 under the Securities Act without any limitation thereunder (including, but not limited to, any limitation on volume or manner of sale) (collectively, “Registrable Securities”) requested by Sellers to be registered thereby; provided, however, that Buyer shall not be obligated to take any action to effect any such registration pursuant to this paragraph (a):

(i)	if Buyer is not, at the time of Sellers’ request, eligible to use such shelf registration;

(ii)	during the effectiveness of any lock-up period in connection with any registration statement pertaining to an underwritten public offering of securities of Buyer for its own account;

(iii)	if Buyer has previously effected two (2) registrations of Registrable Securities under this Section 7.6; provided, however, that any registration of Registrable Securities which does not become and remain effective for at least 270 days in accordance with this Section 7.6 shall not be included in the calculation of the number of registrations contemplated by this clause (iii); or

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(iv)	if a registration statement requested under this Section 7.6 became effective within the preceding 90 days.

(b)          Buyer shall pay all expenses incident to Buyer’s performance of or compliance with this Section 7.6, including, without limitation, (i) all registration and filing fees (including SEC registration fees and fees of the Financial Industry Regulatory Authority (“FINRA”)), (ii) fees and expenses of compliance with securities or blue sky laws, (iii) listing application fees, (iii) fees, expenses and disbursements of counsel and accountants for Buyer, and (iv) any fees and disbursements customarily paid by issuers of securities.

(c)          If the filing, initial effectiveness or continued use of a registration statement in respect of a registration pursuant to this Section 7.6 at any time would require Buyer to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the board of directors of Buyer (after consultation with external legal counsel) (i) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement and (iii) would have a material adverse effect on Buyer or its business or on Buyer's ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then Buyer may, upon giving prompt written notice of such action to Sellers participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such registration statement; provided, that Buyer shall not be permitted to do so (i) more than two times during any 12 month period, (ii) for a period exceeding 30 days on any one occasion or (iii) for an aggregate period exceeding 60 days in any 12 month period. In the event Buyer exercises its rights under the preceding sentence, Sellers agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. Buyer shall promptly notify Sellers of the expiration of any period during which it exercised its rights under this clause (c). Buyer agrees that, in the event it exercises its rights under this clause (c), it shall, within 30 days following Sellers' receipt of the notice of suspension, update the suspended registration statement as may be necessary to permit Sellers to resume use thereof in connection with the offer and sale of their Registrable Securities in accordance with applicable law.

(d)          If and in each case when Buyer is required to effect a registration of any Registrable Securities as provided in this Section 7.6, Buyer shall promptly:

(i)	prepare and, in any event within thirty days, file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective within ninety (90) days of the initial filing;

(ii)	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of 270 days and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such registration statement during the period in which such registration statement remains effective in accordance with the intended methods of disposition by Sellers set forth in such registration statement; provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, Buyer will furnish to Sellers’ counsel copies of all documents proposed to be filed, which documents will be subject to the review of such counsel;

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(iii)	furnish to each Seller such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such Seller may reasonably request in order to facilitate the disposition of the Registrable Securities by such Seller;

(iv)	use its commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each Seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Seller, except that Buyer shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (iv), it would not be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(v)	notify each Seller of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of Buyer's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Seller, prepare and furnish to such Seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vi)	otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than 18 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act;

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(vii)	(i) use its commercially reasonable efforts to list such Registrable Securities on any national securities exchange or authorize for quotation on each other market on which Buyer Common Stock is then listed or authorized for quotation if such Registrable Securities are not already so listed or authorized for quotation; and (ii) use its commercially reasonable efforts to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(viii)	enter into such customary agreements and take such other actions as Sellers reasonably requested in order to expedite or facilitate the disposition of such Registrable Securities;

(ix)	make available for inspection by any Seller of such Registrable Securities covered by such registration statement and by any attorney, accountant or other agent retained by any such seller, all pertinent financial and other records, pertinent corporate documents and properties of Buyer, and cause all of Buyer's officers, directors and employees to supply all information reasonably requested by any such Seller, attorney, accountant or agent in connection with such registration statement (subject to each party referred to in this clause (ix) entering into customary confidentiality agreements in a form reasonably acceptable to Buyer);

(x)	notify Sellers’ counsel immediately, and confirm the notice in writing (A) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (B) of the receipt of any comments from the SEC, (C) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (D) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(xi)	use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

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(xii)	cooperate with Sellers to facilitate the timely preparation and delivery of certificates (or establishing book entries) (in each case not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as Sellers may request; and

(xiii)	cooperate with each Seller in connection with any filings required to be made with FINRA.

(e)          In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Section 7.6, Buyer will indemnify and hold harmless each holder of Registrable Securities, any Person who is or might be deemed to be a controlling person of Sellers or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect partners, advisory board members, directors, officers, trustees, members, representatives, shareholders, Affiliates and each other Person, if any, who controls any such holder or any such controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being referred to herein as a “Covered Person”), against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, the common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents furnished or filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in the light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by Buyer of any federal, state, foreign or common law rule or regulation applicable to Buyer and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that Buyer shall not be liable to a Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to Buyer through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of Buyer contained in this clause (e) shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities or any termination of this Agreement.

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(f)          Subject to clause (h), Buyer may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to this Section 7.6, that Buyer shall have received an undertaking satisfactory to it from the prospective seller of such securities, severally and not jointly, to indemnify and hold harmless Buyer, each director of Buyer, each officer of Buyer who shall sign such registration statement and each other Person (other than such seller), if any, who controls Buyer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other prospective seller of such Registrable Securities with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any other disclosure document (including reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with written information furnished to Buyer through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, amendment or supplement, incorporated document or other document or report. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Buyer, or any such director, officer or controlling Person and shall survive any transfer of securities or any termination of this Agreement.

(g)          If the indemnification provided for in clauses (e) or (f) hereof is unavailable to a party that would have been entitled to indemnification pursuant to the foregoing provisions of this Section 7.6 (an “Indemnitee”) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder shall, subject to clause (h) and in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Indemnitee on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this clause (g) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this clause (g) shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(h)          Notwithstanding anything to the contrary in this Agreement, the aggregate liability of each holder of Registrable Securities in respect of any indemnification or contribution obligation of such holder arising under this Section 7.6 shall not in any event exceed an amount equal to the net proceeds to such holder from the disposition of the Registrable Securities disposed of by such holder pursuant to such registration.

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(i)          Promptly after receipt by an Indemnitee of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 7.6, such Indemnitee will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action or proceeding; provided that the failure of the Indemnitee to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 7.6, except to the extent and only to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action or proceeding is brought against an Indemnitee, the indemnifying party will be entitled to participate in and to assume the defense thereof (at its expense), jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnitee, and after notice from the indemnifying party to such Indemnitee of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation and shall have no liability for any settlement made by the Indemnitee without the consent of the indemnifying party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if in such Indemnitee’s reasonable judgment a conflict of interest between such Indemnitee and the indemnifying parties may exist in respect of such action or proceeding or the indemnifying party does not assume the defense of any such action or proceeding within a reasonable time after notice of commencement, the Indemnitee shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any reasonable expenses therefor, but in no event will bear the expenses for more than one firm of counsel for all Indemnitees. No indemnifying party will settle any action or proceeding or consent to the entry of any judgment without the prior written consent of the Indemnitee, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnitee from all liability in respect of such action or proceeding and (ii) does not include any admission as to fault or culpability on the part of any Indemnitee and (iii) does not involve the imposition of equitable remedies or the imposition of any obligations on such Indemnitee and does not otherwise adversely affect such Indemnitee, other than as a result of the imposition of financial obligations for which such Indemnitee will be indemnified hereunder.

(j)          With a view to making available to Sellers the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Seller to sell securities of Buyer to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to Buyer IPO;

(ii)	file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

(iii)	file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and furnish to any Seller forthwith upon request a written statement by Buyer that it has complied with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents so filed by Buyer as may be reasonably requested in availing any Seller of any rule or regulation of the SEC permitting the selling of any such securities without registration.

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(k)          Buyer covenants and agrees that, so long as any Seller holds any Registrable Securities in respect of which any registration rights provided for in this Section 7.6 remain in effect, Buyer will not, directly or indirectly, grant to any Person or agree to, or otherwise become obligated in respect of, rights of registration in the nature, or substantially in the nature, of those set forth in this Section 7.6 that would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration pursuant to this Section 7.6.

(l)          The rights of a Seller to cause Buyer to register its Registrable Securities pursuant to this Section 7.6 may be assigned in a transfer effected in accordance with the terms of this Section 7.6 to any investment fund that is an Affiliate of such Seller; provided that each such assignee agrees to be bound by the terms of this Section 7.6.

(m)          The Parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Section 7.6 or any default hereunder. The Parties acknowledge and agree that in the event of any breach of this Section 7.6, in addition to any other remedies which may be available, each of the Parties shall be entitled to specific performance of the obligations of the other Parties and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may, to the extent legally permissible, be waived in Buyer’s sole discretion:

8.1           Accuracy of Representations and Warranties. Each Seller Fundamental Representation shall be true and correct in all respects on the Closing Date; each of the other representations and warranties of Sellers contained or referred to herein shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

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8.2           No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.3           Consents. All Consents required to have been obtained in connection with the sale of the Purchased Assets shall have been obtained and not revoked or rescinded.

8.4           Pricing of Qualifying Buyer IPO. The pricing of a Qualifying Buyer IPO shall be reasonably expected by Buyer to occur on the Closing Date.

8.5           Bridge Facility. All conditions to funding under the Bridge Facility shall have been satisfied.

8.6           Obligations Performed. Sellers shall have performed and complied in all material respects with all of the obligations and agreements required by this Agreement required to be performed or complied with by it prior to or on the Closing Date.

8.7           Delivery of Closing Documents. Sellers shall have delivered to Buyer each document to be delivered pursuant to Section 4.3, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions any or all of which may, to the extent legally permissible, be waived in Sellers’ sole discretion:

9.1           Accuracy of Representations and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each Buyer Fundamental Representation shall be true and correct in all respects on the Closing Date; each of the other representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

9.2           No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

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9.3           Consents. All Consents required to have been obtained in connection with the sale of the Purchased Assets shall have been obtained and not revoked or rescinded.

9.4           Pricing of Qualifying Buyer IPO. The pricing of a Qualifying Buyer IPO shall be reasonably expected by Sellers to occur on the Closing Date.

9.5           Bridge Facility. All conditions to funding under the Bridge Facility shall have been satisfied.

9.6           Obligations Performed. Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

9.7           Completion of Documentation. The following documents shall have been entered into in a form and substance satisfactory to each Party in its sole discretion: (a) the Loan Escrow Agreement, (b) the Cash Escrow Agreement, (c) all Assignment and Assumption Agreements, (d) all Repurchase Assignments, (e) any other document or agreement relating to the repurchase and/or escrow arrangements described in Section 2.5, and (f) any agreement between Sellers (or a Seller’s Affiliate, in the event a Seller assigns its right to receive the Stock Consideration pursuant to Section 12.5) and Buyer’s underwriters relating to the lock-up applicable to the Stock Consideration.

9.8           Delivery of Closing Documents. Buyer shall have delivered to Sellers each document to be delivered pursuant to Section 4.2, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1         Indemnification by Sellers. From and after the Closing and subject to the limitations of this Article 10, each Seller shall, severally but not jointly, indemnify and hold Buyer and its Affiliates, its and their respective successors and assigns, and in each such case its and their respective present or former directors, officers, shareholders, employees and agents (“Buyer Indemnified Parties”) harmless from and against any and all Losses at any time incurred by any Buyer Indemnified Party in connection with, resulting from, related to or arising from:

(a)	any material breach by such Seller of any of its representations or warranties (with materiality determined, where applicable, by reference to the Purchased Loan that is the subject of the relevant representation or warranty) in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

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(b)	any material breach or nonfulfillment of any agreement or covenant (in each case with materiality determined, where applicable, by reference to the Purchased Loan that is the subject of the relevant agreement or covenant) to be performed by such Seller pursuant to this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(c)	any claim by a Borrower or a third party in connection with such Seller’s making or collecting loans or performing any transactions under the Loan Documents prior to or at the Effective Time; or

(d)	any failure by such Seller to pay or perform, or any claim against a Buyer Indemnified Party by a third party that, if successful, would give rise to, any of the Excluded Obligations.

Notwithstanding anything to the contrary contained in this Agreement, Sellers have made no representations or warranties, and therefore provide no indemnification, regarding: (i) the creditworthiness, solvency or financial ability of any Borrower or Guarantor or any other obligor, including any pledgor, any letter of credit issuer or insurer to pay or to perform any of its liabilities or obligations with respect to the Purchased Assets, or (ii) any Borrower’s or Guarantor’s paying or performing pursuant to the terms of any Purchased Loan.

10.2         Indemnification by Buyer. From and after the Closing and subject to the limitations of this Article 10, Buyer agrees to indemnify and hold each Seller and its Affiliates, including its and their respective successors and assigns, and in each case its and their respective present or former directors, officers, shareholders, employees and agents (“Seller Indemnified Parties”) harmless from and against any and all Losses at any time incurred by any Seller Indemnified Party in connection with, resulting from, related to or arising from:

(a)	any material breach by Buyer of any of its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(b)	any material breach or nonfulfillment of any agreement or covenant to be performed by Buyer pursuant to this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(c)	any claim by a Borrower or a third party in connection with any matter relating to a Purchased Loan that occurs or arises subsequent to the Effective Time; or

(d)	any failure by Buyer to pay or perform, or any claim against a Seller Indemnified Party by a third party that, if successful, would give rise to, any of the Assumed Obligations.

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10.3         Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Article 10, except in the case of fraudulent misrepresentation or a breach of any Seller Fundamental Representations, in no event shall a Seller’s aggregate liability for Losses that may be recovered by any Buyer Indemnified Party for any breach by a Seller of any of its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement exceed the portion of the Purchase Price actually received by Seller (the “Cap”).

(b)          Notwithstanding anything to the contrary contained in this Article 10, except in the case of fraudulent misrepresentation or a breach of any Buyer Fundamental Representation, in no event shall Buyer’s aggregate liability for Losses that may be recovered by any Seller Indemnified Party for any breach by Buyer of any of its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement exceed the Cap.

(c)          Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under Section 10.1 or Section 10.2 shall be reduced by the amount of insurance proceeds, net Tax benefits, indemnification payments and other third-party recoveries actually realized in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, net Tax benefits, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to Section 10.1 or Section 10.2, such Indemnified Party shall use reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, net Tax benefits, indemnification payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, net Tax benefits, indemnification payments or other third-party recoveries relate, the Indemnified Party shall promptly remit all or the relevant portion of such indemnification payment to the Indemnifying Party.

(d)          Notwithstanding any provision in this Agreement to the contrary, Buyer and Sellers shall each retain their right of offset against each other with respect to any amounts due hereunder.

(e)          In the event both Buyer and Sellers are liable hereunder with respect to a Loss that constitutes both an Assumed Obligation and an Excluded Obligation, the amount payable by Buyer and Seller with respect thereto shall be in such proportion as shall reflect the relative fault of each party.

10.4         Notice of Claims. Promptly upon the sooner to occur of (a) a party’s acquisition of knowledge of facts or circumstances which could serve as the basis for a claim under this Article 10, or (b) receipt of notice of any claim, demand or assessment or the commencement of any suit, action, arbitration or proceeding in respect of which indemnity may be sought on account of the indemnity agreement contained in this Article 10, the party seeking indemnification (the “Indemnified Party”) shall give written notice to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and within sufficient time to respond to such claim or answer or otherwise plea in such action; provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

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10.5         Third Party Claims. In the event that any Person not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Losses to one party hereto of the kind for which such party is entitled to indemnification pursuant to this Article 10, then, after written notice is provided by the Indemnified Party, the Indemnifying Party shall have the option, at its expense, to provide legal counsel for the Indemnified Party (such counsel shall be reasonably satisfactory to the Indemnified Party) to defend any such demand, claim or lawsuit. In effecting the settlement of any such demand, claim or lawsuit, an Indemnified Party shall act in good faith, shall consult with the Indemnifying Party and shall enter into only such settlement as the Indemnifying Party shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party may settle any third party claim without the consent of the Indemnified Party provided that such settlement provides for a release of the Indemnified Party with respect to all such third party claims and does not contain any restriction on the activities of the Indemnified Party or any finding of fault. Each party will cooperate with the other party in connection with any claim, make personnel, books and records relevant to such claim available to the other party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other party as such party may reasonably consider desirable in connection with the defense of any such claim.

10.6         General. The Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 10 to use commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses. In addition, in the event that a claim is made against an Indemnified Party by a third-party and (i) an Indemnifying Party incurs costs or expenses for indemnification under this Article 10 in connection therewith, and (ii) any of such costs or expenses are chargeable by such Indemnified Party to a Borrower (whether pursuant to contractual indemnification or otherwise), the Indemnified Party agrees to use reasonable commercial efforts to obtain such chargeable amounts from such Borrower and remit such amounts to the Indemnifying Party promptly after receipt thereof.

10.7         Survival of Representations and Warranties. The representations, warranties and covenants of Sellers and Buyer contained in this Agreement or in any agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing; provided, however, Sellers or Buyer, as applicable, will have liability for any breach of their or its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement only if, on or before the second anniversary of the Closing Date, Buyer or Sellers, as applicable, notifies the applicable Indemnifying Party of a claim specifying the factual basis of such claim in reasonable detail (a “Claim Notice”); and provided, further, that (a) in all cases, a party’s liability for such breach shall not terminate with respect to any claim for which such party has been given a Claim Notice prior to the expiration of such two-year period, until the final disposition of such claim, and (b) the foregoing limitations shall not apply to any breach of Seller Fundamental Representations or Buyer Fundamental Representations.

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10.8         Exclusive Remedies. Following the Closing and other than in the case of fraud or willful misconduct of a party hereto, the indemnification provisions contained in this Article 10 will constitute the sole and exclusive recourse and remedy of the parties with respect to any breach of any of the representations or warranties contained in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement or any covenants or other obligations contained in this Agreement to be performed prior to or at the Closing; provided, that nothing in this Agreement shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled..

ARTICLE 11

TERMINATION

11.1         Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)          by mutual written agreement of Sellers and Buyer;

(b)          by Sellers or Buyer after the Outside Date, by written notice to the other Party, if the Closing with respect to any Purchased Asset has not occurred for any reason other than a breach of this Agreement by the terminating Party;

(c)          by Sellers or Buyer if any court of competent jurisdiction or any Governmental Body shall have issued an order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used reasonable efforts to prevent the entry of and to remove such order or other final action;

(d)          by Buyer, if there has been a material breach by a Seller of any of its representations, warranties, covenants or agreements contained in this Agreement which (x) would result in a failure of a condition set forth in Article IX, and (y) cannot be cured prior to the Outside Date; or

(e)          by Sellers, if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which (x) would result in a failure of a condition set forth in Article X, and (y) cannot be cured prior to the Outside Date.

11.2         Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 11.1 hereof, this Agreement shall become void and there shall be no liability on the part of any Party hereto except (a) this Section 11.2 and the obligations set forth in Sections 7.2(b) and Article 12 hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for breach of this Agreement prior to termination.

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ARTICLE 12

GENERAL PROVISIONS

12.1         Confidential Nature of Information.

(a)          Following the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Buyer agrees that it will, and will cause its Affiliates and its and their respective officers, directors, employees and representatives to (i) maintain the confidential nature of all non-public documents, materials and other information related to the Purchased Assets, or the Assumed Obligations (the “Seller Confidential Information”), (ii) ensure that, without the applicable Seller’s prior written consent, Seller Confidential Information is not communicated to any third Person (other than to Buyer, its Affiliates, or any of its or their respective counsel, accountants or financial advisors) and (iii) not use any Seller Confidential Information in any manner whatsoever except as contemplated hereunder or for purposes of complying with Requirements of Law or the rules and regulations of any applicable securities exchange and/or evaluating and carrying out the transactions contemplated by this Agreement.

(b)          Following the Closing Date, each Seller agrees that it will, and will cause its Affiliates and its and their respective officers, directors, employees and representatives to (i) maintain the confidential nature of all non-public documents, materials and other information related to the Purchased Assets or the Assumed Obligations (the “Buyer Confidential Information”), (ii) ensure that, without Buyer’s prior written consent, such Buyer Confidential Information is not communicated to any third Person (other than to Sellers, its Affiliates, any direct or indirect investor in Seller, or any of its or their respective counsel, accountants or financial advisors) and (iii) not use any Buyer Confidential Information in any manner whatsoever except solely for the purpose of complying with Requirements of Law.

(c)          The obligations contained in Sections 12.1(a) and 12.1(b) shall not apply to any information (i) subject to an announcement or disclosure made pursuant to Section 12.3, (ii) which is or becomes available to the public other than as a result of disclosure by a Seller or its agents or Buyer or its agents, as applicable, in violation of its obligations hereunder, (iii) which is required to be disclosed in order to obtain a Consent or (iv) which is required to be disclosed under applicable law or judicial process, or to any Governmental Body having regulatory authority over a Seller or Buyer or its respective Affiliates, as applicable, but only to the extent it must be disclosed; provided, that the disclosing party shall notify the non-disclosing party of such obligation promptly in order to permit the non-disclosing party to seek an appropriate protective order or similar protective treatment thereof.

12.2         No Partnership. Nothing herein shall be construed as creating a partnership, joint venture or agency relationship between Buyer, on the one hand, and Sellers, on the other hand.

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12.3         No Public Announcement. No party hereto, without the approval of the other party hereto, shall make any press release or other general public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures to employees and as necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations or the rules and regulations of any applicable securities exchange. Before any public announcement is made with respect to this Agreement or the transactions contemplated by this Agreement, to the extent practicable, each party will use its commercially reasonable efforts to first provide the other parties the content of all proposed disclosure and the basis for such disclosure. The parties agree to cooperate, from time to time, in connection with the preparation and release of press releases, analysts reports and the like.

12.4         Notices. All notices required under this Agreement shall be in writing and shall be given upon: (a) personal delivery (including delivery by overnight courier) of the written notice; (b) sending the message by a telecopy or facsimile machine to the other party’s telecopy or facsimile machine, provided the sending machine automatically prints a message confirming that the message was received, and a copy thereof is forthwith mailed or sent by personal delivery to the addressee; (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day); or (d) if sent via United States mail, the third day following mailing, certified mail, return receipt requested, postage prepaid and appropriately addressed. Such addresses shall be:

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If to Sellers, to:

D. E. Shaw Direct Capital Portfolios, L.L.C.

DC Funding SPV, L.L.C.

1166 Avenue of the Americas

New York, NY 10036

Attn: General Counsel

Facsimile: (646) 873-2090

Email: official-notice@deshaw.com

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn: Laurel FitzPatrick

Telephone: (212) 497-3610

Facsimile: (212) 646-1591

Email: laurel.fitzpatrick@ropesgray.com

If to Buyer, to:

Stellus Capital Investment Corporation

10000 Memorial Drive

Suite 500

Houston, TX 77024

Attn: W. Todd Huskinson

Telephone: (713) 292-5414

Facsimile: (713) 292-5454

Email: Thuskinson@stelluscapital.com

with a copy to:

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, DC 20004

Attn: Harry S. Pangas

Telephone: (202 383-0805

Facsimile: (202) 637-3593

Email: harry.pangas@sutherland.com

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 12.4.

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12.5         Successors and Assigns. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as it relates to the Persons entitled to indemnification under Article 10, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective permitted successors and assigns. Neither party may assign its rights and/or obligations under this Agreement without the prior written consent of the other parties; provided, however, that the foregoing shall in no way restrict (a) Buyer’s ability to sell, pledge or otherwise transfer any of the Purchased Assets or its rights under this Agreement (i) in connection with the Bridge Facility in accordance with Section 2.5, or (ii) without the consent or involvement of any Seller, provided that no Unanticipated Contingency has occurred, the Qualifying Buyer IPO has closed, and the Cash Consideration has been released to Sellers from escrow, or (b) a Seller’s ability to assign to an Affiliate (i) its right to receive, subject to Section 2.5(c), the Stock Consideration (provided such Affiliate provides Buyer with customary Securities Act representations and warranties) and (ii) its registration rights under Section 7.6.

12.6         Access to Records After The Closing. (a)   Buyer agrees that, subject to applicable Requirements of Law, on and after the Closing Date it will permit each Seller and its representatives (at such Seller’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Buyer, to have access to and to examine and take copies of any materials relating to the Purchased Loans in the possession of Buyer and not already in the possession of or available to such Seller in the event that such Seller or an Affiliate of such Seller is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that such Seller may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

(b)          Sellers agree that, subject to applicable Requirements of Law, on and after the Closing Date it will permit Buyer and its representatives (at Buyer’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Buyer, to have access to and to examine and take copies of any Loan Files in the possession of Sellers and not already in the possession of or available to Buyer in the event that such Buyer or an Affiliate of Buyer is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that Buyer may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

12.7         Entire Agreement; Exhibits and Schedules; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the other documents referred to herein contain the entire understanding and agreement of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, inducements, understandings, disclosures, correspondence, offering memoranda or letters of intent between or among any of the parties hereto, whether expressed or implied, oral or written, regarding the same subject matter. Each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

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12.8         Interpretation. Article titles and section headings are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with regard to every other section in this Agreement to the extent the relevance of such disclosure to each other section is readily apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Exhibit or Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other amounts, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in an Schedule is or is not material for purposes of this Agreement.

12.9         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provisions of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.10         Expenses. Each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its counsel and accountants. Without limiting the foregoing, Sellers on the one hand, and Buyer on the other hand, shall each pay fifty percent (50%) of all assignment fees in respect of the assignment and transfer of the Purchased Assets and Assumed Obligations to Buyer, whether before or after the Closing.

12.11         Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent, but only to the extent, of such invalid, illegal or unenforceable provisions or other provisions hereof.

12.12         Execution in Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles thereof and through electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer.

12.13         Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents (including without limitation, if and to the extent necessary, any required lost certificate affidavit and related indemnity) and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including, but not limited to assignments of filed UCC financing statements and other documents of record.

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12.14         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law provisions thereof.

12.15         Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)          Each Seller and Buyer hereby consents to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan in the City of New York in any proceeding or dispute relating in any way to this Agreement or the transactions contemplated hereby, and agrees that any such proceeding shall be brought by it solely in any such court. Each Seller and Buyer irrevocably waives all claims, objections and defenses that it may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum. Each Seller and Buyer hereby waives personal service of the summons, complaint and other process issued in any such action or proceeding and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to the other party at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of such party’s actual receipt thereof or three (3) days after deposit in the United States mails proper postage prepaid.

(b)          EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF ANY PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

12.16         Resolution of Conflicts. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties hereto in connection with this Agreement (including, without limitation, the terms and provisions of any Assignment and Assumption Agreement), the terms and provisions of this Purchase Agreement shall control.

12.17         Section Titles. Section titles and headings used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:

STELLUS CAPITAL INVESTMENT CORPORATION

By:
Name:
Title:

SELLERS:

D. E. SHAW DIRECT CAPITAL PORTFOLIOS, L.L.C.

By:
Name:
Title:

DC FUNDING SPV, L.L.C.

By:
Name:
Title: